Exhibit 10.3

_____________, 20__

[Name]
[Address]

Dear ________:

I am pleased to inform you that on______, 20__ the Compensation Committee of Selas Corporations Board of Directors granted you options to purchase ______ Common Shares of the Company under the Company’s 2001 Stock Option Plan (the “Plan”) at an exercise price of $______ per share.

Under the Plan, the Company may grant either incentive stock options or non-qualified stock options. The options granted to you are intended to be incentive stock options.

These options will become exercisable as follows:

Date First Exercisable	Number of Shares

The exercise price for your options shall be payable in cash or its equivalent.

Once options become exercisable, they will remain exercisable until they are exercised or until they terminate. Unless earlier terminated pursuant to the terms of the Plan, all options granted hereby shall terminate on____, 20___. While the specific terms of the Plan will govern, generally upon termination of your employment for any reason the options will terminate to the extent of options that you could not have exercised on the date of such termination. Options that could have been exercised on the date of termination of employment for reasons other than death or disability may be exercised only prior to the earlier of three months following the date of termination of employment or the expiration date of such options. Options that could have been exercised on the date of termination of employment due to death or disability may be exercised only prior to the earlier of one year following the date of your death or such termination of employment or the expiration date of such options.

{Name]

Further terms governing the options granted to you are set forth in the Plan, a copy of which is attached hereto and incorporated by reference.

If you wish to accept the grant of the options as provided above and in the Plan, please so indicate by signing and returning the enclosed copy of this letter, whereupon you and the Company shall be legally bound hereby under Pennsylvania law.

Very truly yours, INTRICON CORPORATION BY: _______________

Accepted and Agreed:

_________________